Dividend

Reinvestment

and Cash

Purchase

Plan

Common Stock

THE JAPAN EQUITY FUND, INC.

c/o Daiwa Securities Trust Company
One Evertrust Plaza

Jersey City, New Jersey 07302-3051

INVESTMENT MANAGER

Daiwa SB Investments (U.S.A.) Ltd.

INVESTMENT ADVISER
Daiwa SB Investments Ltd

SHAREHOLDER INQUIRIES TO:

The Japan Equity Fund, Inc.

c/o American Stock Transfer & Trust Company
59 Maiden Lane

New York, NY 10038

Telephone: (866) 669-9904

Dear Shareholder:

We are pleased that you have chosen to invest in The Japan Equity Fund and are sending you this brochure to provide you with additional information and to answer questions which you may have about the Fund’s Dividend Reinvestment and Cash Purchase Plan.

If you hold shares of the Fund in your own name, you are an automatic participant in this Plan. American Stock Transfer & Trust Company, as the Plan Agent, will automatically invest your dividends and capital gain distributions in additional shares of the Fund. The Plan also allows you to make additional cash investments in Fund shares semi-annually through the Plan Agent. The features of the Plan are described in this brochure.

Your participation in the Plan is entirely voluntary and, subject to the terms of the Plan, you may withdraw and re-join at any time.

We invite you to review the Plan. If you do not wish to participate and your shares are held in your own name, simply complete and mail the attached withdrawal form. If your shares are held in the name of a financial institution, you should contact your financial institution to see if they will participate in the Plan on your behalf. If your financial institution is able to participate in the Plan on your behalf, dividend and capital gain distributions will be reinvested in additional shares of the Fund and credited to your account. If your financial institution is unable to participate in the Plan on your behalf, you may want to request that your shares be registered in your name so that you can participate in the Plan.

We hope that you find the information in this brochure helpful and that it answers any questions you may have concerning the Fund’s Dividend Reinvestment and Cash Purchase Plan.

Sincerely,

Hiroshi Kimura

Chairman of the Board

What is the Dividend Reinvestment and Cash Purchase Plan?

The Fund intends to distribute to shareholders, at least annually, substantially all of its after-tax net investment income and net realized capital gains.

The Dividend Reinvestment and Cash Purchase Plan offers shareholders in The Japan Equity Fund an efficient and simple way to reinvest dividends and capital gain distributions in shares of the Fund. The Plan also allows you to make optional semi-annual cash investments in Fund shares through the Plan Agent.

American Stock Transfer & Trust Company acts as Plan Agent for shareholders in administering the Plan. The complete Terms and Conditions of the Plan appear later in this brochure.

Who can participate in the Plan?

If you own shares in your own name, you will automatically be a direct participant in the Plan. If you own shares that are held in the name of a financial institution and you wish to participate in the Plan, you should contact your financial institution to ask it to participate in the Plan on your behalf. If your financial institution is unable to participate in the Plan, you may want to request your financial institution to re-register the shares in your own name so that you may take advantage of the Plan.

What does the Plan offer?

The Plan has two components: reinvestment of dividends and capital gain distributions, and an optional cash purchase feature.

•  Reinvestment of income dividends and capital gain distributions

If you are a participant in the Plan, your dividends and capital gain distributions will be reinvested automatically for you, increasing your holdings in the Fund. If the Fund declares a dividend or capital gain distribution payable either in cash or in shares of the Fund, you will automatically receive shares of the Fund. If the market price of shares on the relevant date, normally the payment date, should equal or exceed their net asset value, the Fund will issue new shares to you at net asset value, provided that the Fund will not issue new shares at a discount of more than 5% from the then-current market price. If the market price is lower than net asset value, new shares will be issued by the Fund, valued at the market price. If dividends or capital gain distributions are payable only in cash, then you will receive shares purchased for you by the Plan Agent on the New York Stock Exchange or otherwise on the open market to the extent available. If the market price should exceed net asset value before the Plan Agent has completed its purchases, the average purchase price paid by the Plan Agent may exceed net asset value, resulting in fewer shares being acquired than if the Fund had issued new shares. All reinvestments are in full and fractional shares, carried to three decimal places.

•  Voluntary cash purchase

Plan participants have the option of making semi-annual investments in Fund shares through the Plan Agent. You may invest any amount from $100 to $5,000 semi-annually. The Plan Agent will purchase shares for you on the New York Stock Exchange or otherwise on the open market on or about February 15th and August 15th of each year. Plan participants should send in voluntary cash payments to be received by the Plan Agent approximately ten days before the applicable purchase date. If you hold shares in your own name, you should deal directly with the Plan Agent. Please send your check to the following address:

The Japan Equity Fund, Inc.

c/o American Stock Transfer & Trust Company
P.O. Box 922

Wall Street Station

New York, NY 10269-0560

The Plan Agent will return any cash payments received more than thirty days prior to February 15th and August 15th, and you will not receive interest on uninvested cash payments. You may withdraw a voluntary cash payment by written notice, if the notice is received by the Plan Agent not less than two business days before the investment date.

Is there a cost to participate?

There is no direct charge to participants for reinvesting dividends and capital gain distributions, since the Plan Agent’s fees are paid by the Fund. There are no brokerage charges for shares issued directly by the Fund. Whenever shares are purchased on the New York Stock Exchange or otherwise on the open market in connection with the reinvestment of dividends or capital gain distributions payable only in cash, each participant will pay a pro rata portion of brokerage commissions. Brokerage charges for purchasing shares through the Plan are expected to be less than the usual brokerage charges for individual transactions, because the Plan Agent will purchase shares for all participants in blocks, resulting in lower commissions for each individual participant.

For purchases from voluntary cash payments, participants must pay a service fee of $2.50 for each investment and a pro rata portion of the brokerage commissions.

What are the tax implications for participants?

You will receive tax information annually for your personal records and to help you prepare your federal income tax return. The automatic reinvestment of dividends and capital gain distributions does not relieve you of any income tax which may be payable (or required to be withheld) on dividends or distributions.

In the case of foreign participants whose dividends are subject to United States income tax withholding and in the case of any participants subject to 20% federal backup withholding, the Plan Agent will reinvest dividends after deduction of the amount required to be withheld.

May I withdraw from the Plan?

If your shares are held in your own name, you may withdraw from the Plan without penalty at any time by completing and signing the withdrawal form on the back cover of this brochure and sending it to the Plan Agent. If your shares are held in financial institution name, you should be able to withdraw from the Plan without penalty at any time by written notice to your financial institution. Your withdrawal will be effective as specified in Paragraph 11 of the Terms and Conditions which appear later in this brochure.

If you withdraw, you will receive without charge a share certificate issued in your name for all full shares, or, if you wish, the Plan Agent will sell your shares and send you the proceeds, less brokerage commissions of $15.00. The Plan Agent will convert any fractional shares you hold at the time of your withdrawal to cash at the current market price and send you a check for the proceeds.

If you withdraw from the Plan and later decide that you want to participate in the Plan, you should contact the Plan Agent (or your financial institution, if your shares are held in financial institution name) regarding re-enrollment.

How do participating shareholders benefit?

•   You will build holdings in the Fund easily and automatically, at little or no cost.

•   You will receive a detailed year-to-date account statement from the Plan Agent, showing total dividends and distributions, additional cash payments, date of investment, shares acquired and price per share, and total shares of record held by you and by the Plan Agent for you. The proxy you receive in connection with the Fund’s shareholder meetings will include shares purchased for you by the Plan Agent according to the Plan.

•   As long as you participate in the Plan, American Stock Transfer & Trust Company, as your Plan Agent, will hold the shares it has acquired for you in non-certificated form. This convenience provides added protection against loss, theft, or inadvertent destruction of certificates.

Whom should I contact for additional information or to process a transaction?

If you hold shares in your own name, please address all inquiries regarding the Plan to:

The Japan Equity Fund, Inc.

c/o American Stock Transfer & Trust Company
59 Maiden Lane

New York, NY 10038

For transaction processing please address your transaction to:

The Japan Equity Fund, Inc.

c/o American Stock Transfer & Trust Company
P.O. Box 922

Wall Street Station

New York, NY 10269-0560

Telephone: (866) 669-9904

You may also process transactions online at www.amstock.com. To gain access to your account you will need your ten digit American Stock Transfer & Trust Company account number and your Social Security number.

If your shares are not held in your name, you should contact your financial institution for more information.

Experience under the Plan may indicate that changes are desirable. Accordingly, either the Fund or the Plan Agent may amend or terminate the Plan. Participants will receive written notice at least 30 days before the effective date of any amendment. In the case of termination, participants will receive written notice at least 30 days before the record date of any dividend or capital gain distribution by the Fund.

Terms and Conditions of Dividend Reinvestment and Cash Purchase Plan

1.  Each shareholder (“Shareholder”) holding shares of common stock of The Japan Equity Fund, Inc. (the “Fund”) will automatically be a participant in the Dividend Reinvestment and Cash Purchase Plan (the “Plan”), unless American Stock Transfer & Trust Co., the plan agent (the “Plan Agent”), is otherwise instructed by the Shareholder, in writing, to have all distributions, net of any applicable U.S. withholding tax, paid in cash. A Shareholder who does not wish to participate in the Plan will receive all distributions in cash and will be paid by check mailed directly to such Shareholder by the Plan Agent. The Plan Agent will act as agent for individual Shareholders and will open an account for each Shareholder under the Plan in the same name as her or his present shares of common stock are registered.

2.  Whenever the directors of the Fund declare a capital gain distribution or an income dividend payable in shares of common stock or cash, participating Shareholders will take such distribution or dividend entirely in shares of common stock to be issued by the Fund and the Plan Agent shall automatically receive such shares of common stock, including fractions, for the Shareholder’s account, except in the circumstances described in paragraph 3 below.

3.   Whenever the market price per share of common stock equals or exceeds the net asset value per share at the time the shares of common stock are valued for the purpose of determining the number of shares of common stock equivalent to the dividend or distribution (the “Valuation Date”), participants will be issued shares of common stock by the Fund valued at net asset value or, if the net asset value is less than 95% of the market price on the Valuation Date, then participants will be issued shares valued at 95% of the market price. If the net asset value per share of the common stock on the Valuation Date exceeds the market price of a share of common stock on the Valuation Date, participants will be issued shares of common stock valued at the market price. If the Fund should declare an income dividend or capital gain distribution payable only in cash, the Plan Agent will, as purchasing agent for the participants, buy shares of common stock in the open market, on the New York Stock Exchange (the “Exchange”) or elsewhere, for the participants’ accounts on, or shortly after, the payment date. To the extent the Plan Agent is unable to do so and, before the Plan Agent has completed its purchases, the market price exceeds the net asset value of the common stock, the average per share purchase price paid by the Plan Agent may exceed the net asset value of the common stock, resulting in the acquisition of fewer shares of common stock than if the income dividend or capital gain distribution had been paid in common stock issued by the Fund. The Plan Agent will apply all cash received as an income dividend or capital gain distribution to purchase shares of common stock on the open market as soon as practicable after the payment date of such dividend or capital gain distribution, but in no event later than 30 days after such date, except where necessary to comply with applicable provisions of the federal securities laws.

4.   Participants in the Plan have the option of making additional cash payments to the Plan Agent, semi-annually, in any amount from $100 to $5,000, for investment in shares of common stock of the Fund. The Plan Agent will use all funds received from participants to purchase shares of common stock in the open market on or about February 15 and August 15 of each year. Any voluntary cash payments received more than 30 days prior to these dates will be returned by the Plan Agent and interest will not be paid on any such amounts. To avoid unnecessary cash accumulations, and also to allow ample time for receipt and processing by the Plan Agent, participants should send in voluntary cash payments to be received by the Plan Agent approximately ten days before February 15 or August 15, as the case may be. Optional cash payments may also be made online at www.amstock.com. A participant may withdraw a voluntary cash payment by written notice, if the notice is received by the Plan Agent not less than two business days before the payment is to be invested.

5.         For all purposes of the Plan: (a) the market price of shares of common stock of the Fund on a particular date shall be the last sales price on the Exchange on the close of the previous trading day or, if there is no sale on the Exchange on that date, then the mean between the closing bid and asked quotations for such stock on the Exchange on such date, (b) Valuation Date shall be the dividend or distribution payment date or, if that date is not an Exchange trading day, the next preceding trading day and (c) net asset value per share of common stock on a particular date shall be as determined by or on behalf of the Fund.

6.         The open-market purchases provided for above may be made on any securities exchange where the shares of common stock of the Fund are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. Funds held by the Plan Agent will not bear interest. In addition, it is understood that the Plan Agent shall have no liability (other than as provided in paragraph 13 hereof) in connection with any inability to purchase shares of common stock within 30 days after the payment date of any dividend or distribution as herein provided or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to the value of the shares of common stock of the Fund acquired for any Shareholder’s account.

7.        The Plan Agent will hold shares of common stock acquired pursuant to the Plan in noncertificated form in the name of the Shareholder for whom such shares are being held. The Plan Agent will forward to each Shareholder participating in the Plan any proxy solicitation material received by it and will vote any shares of common stock so held for any such Shareholder only in accordance with the proxy returned by her or him to the Fund. In the case of Shareholders, such as banks, brokers or nominees, that hold shares for others who are the beneficial owners, the Plan Agent will administer the Plan on the basis of the number of shares certified from time to time by such Shareholders as representing the total amount registered in the name of such Shareholders and held for the account of beneficial owners who participate in the Plan. Upon a Shareholder’s written request, the Plan Agent will deliver to her or him, without charge, a certificate or certificates representing all full shares of common stock held by the Plan Agent pursuant to the Plan for the benefit of such Shareholder.

8.         The Plan Agent will mail a year-to-date summary statement for each acquisition made for the account of a Shareholder as soon as practicable but in any event not later than 60 days after the date thereof. Although a Shareholder may from time to time have an undivided fractional interest (computed to three decimal places) in a share of common stock of the Fund, no certificates for fractional shares will be issued. However, dividends and distributions on fractional shares of common stock will be credited to each Shareholder’s account. In the event termination of a Shareholder’s account under the Plan, the Plan Agent will adjust for any such undivided fractional interest in cash at the market value of the shares of common stock at the time of termination.

9.   Any stock dividends or split shares distributed by the Fund on shares of common stock held by the Plan Agent for a Shareholder will be credited to the Shareholder’s account. In the event that the Fund makes available to Shareholders rights to purchase additional shares of common stock or other securities, the Plan Agent will sell such rights and apply the proceeds of the sale to the purchase of additional shares of common stock of the Fund. Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

10. Shareholders will not be charged for reinvesting dividends or capital gains distributions. The Plan Agent’s fees for the handling of reinvestment of dividends and distributions will be paid by the Fund. Shareholders will be charged a pro rata share of brokerage commission on all open market purchases. A Shareholder’s account will also be charged brokerage commissions incurred in purchases from voluntary cash payments made by the Shareholder. The Plan Agent will charge $2.50 for such purchases, plus a pro rata share of the brokerage commissions.

11. A Shareholder may terminate her or his participation in the Plan by notifying the Plan Agent. Such termination will be effective immediately if notice is received by the Plan Agent two days prior to any dividend or distribution payment date; that dividend will be paid in cash. If your request is received less than two days before a payment date then that dividend will be reinvested and all subsequent dividends will be paid in cash. The Plan may be terminated by the Plan Agent or the Fund with respect to any voluntary cash payments made or any dividend or distributions paid subsequent to the notice of termination in writing mailed to the Shareholders at least 30 days prior to the semi-annual contribution date, in the case of voluntary cash payments, or the record date for the payment of any dividend or distribution by the Fund. Upon any termination, the Plan Agent will cause a certificate or certificates for the full shares held for a shareholder under the Plan and cash adjustment for any fraction to be delivered to her or him or, if the Shareholder elects, the Plan Agent will liquidate all full and fractional shares held for the Shareholder and deliver the proceeds to her or him. If the Shareholder elects to have the Plan Agent sell part of or all of her or his shares and remit the proceeds to the Shareholder, the Plan Agent is authorized to deduct the brokerage commission of $15.00 for this transaction from the proceeds.

12.  These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to the Shareholders appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by the Shareholders unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of a Shareholder’s account under the Plan. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor Plan Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of a Plan Agent for the purpose of receiving divdends and distributions, the Fund will be authorized to pay to such successor Plan Agent, for the Shareholders’ accounts, all dividends and distributions payable on the shares of common stock held in the Shareholders’ name or under the Plan for retention or application by such successor Plan Agent as provided in these terms and conditions.

13.  The Plan Agent shall at all times act in good faith and agree to use its best efforts to purchase or sell shares within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct or that of its employees.

If you wish to withdraw from the Plan and your shares are held in your own name, you should complete and sign this form, as indicated below. Do not mail this form if you wish to remain in the Plan. If you wish to withdraw from the Plan and your Shares are held through a financial institution that participates in the Plan on your behalf, you should send a written withdrawal request to such nominee.

I (we) wish to withdraw from the Plan and hereby authorize the termination of my (our) account under the Plan. Please (check one):
☐	Issue a certificate for all full shares and sell any fractional shares remaining in my (our) account.
☐	Sell all shares currently being held in my (our) account, and remit a check for the proceeds.

Shareholder Signature

Shareholder Signature

Date

Tax Identification Number

Please PRINT name(s) and address in the space provided above.	Please sign exactly as your shares are registered. All persons in whose names the shares are registered must sign.

This withdrawal form, when signed, should be mailed to:	The Japan Equity Fund, Inc. c/o American Stock Transfer & Trust Company P.O. Box 922 Wall Street Station New York, NY 10269-0560